EXHIBIT 99.1

Grove, Inc. Announces Preliminary Fourth Quarter and Fiscal Year 2021 Results

Fourth Quarter Revenue Estimated at $10.1-10.4 Million

HENDERSON, NV / July 28, 2021 / Grove, Inc. (NASDAQ:GRVI) (“Grove” or the “Company”), the Nevada based company redefining the way hemp is bought, produced, and sold today announced preliminary and unaudited financial results for its fourth quarter of fiscal 2021 year ended June 30, 2021.

Preliminary Fourth Quarter Fiscal Year 2021 Highlights

•	Revenues of $10.1 million - $10.4 million, an increase of over 300% versus the 4th quarter of 2020
•	Net income of $1.5 - $2 million compared to a loss of over $700,000 in 4th quarter of 2020

Preliminary Full Fiscal Year 2021 Highlights

•	Full year revenues of $23.6 million - $23.9 million, an increase over 200% compared to the $7.4 million in fiscal year 2020
•	Net income of $2.0 - $2.5 million compared to a loss of over $5 million in fiscal year 2020

Grove also announced it will release full financial results for fiscal 2021 after the market closes on or before September 15th, 2021.

Allan Marshall, Chief Executive Officer of Grove, stated, “We are excited to have surpassed all our internal projections for growth and profitability in 2021. The success of our growth is the cumulation of hard work by our entire team and a strategy that built a foundation for continued growth and expansion, while maintaining profitability. I am excited heading into 2022 with some momentum and flexibility to invest in new verticals and continue our internal growth. With a solid balance sheet and continued positive cash flow from operations, we will look to invest heavily to drive growth in our Products and Manufacturing. We plan for future investments in an Extraction & Lab Facility to pioneer the R&D in the Hemp and Wellness industries for therapeutic and medicinal use”.

About Grove, Inc.

Grove, Inc. is in the business of developing, producing, marketing and selling raw materials, white label products and end consumer products containing the industrial hemp plant extract, Cannabidiol (“CBD”). The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

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Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s business strategy, product development and industry trends. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602

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